Exhibit 99.1

IMMEDIATE	Contact: Jeff Cole +1-419-887-3535 jeff.cole@dana.com

Dana Inc. Completes Acquisition of U.S. Manufacturing Corporation’s

Michigan Operation

Investment Strengthens Technology Portfolio,

Establishes Additional Facility near Key Customers

MAUMEE, Ohio, March 1, 2017 – Dana Incorporated (NYSE: DAN) announced today that it has completed its $100 million acquisition of the axle housing and driveline shaft manufacturing operations of U.S. Manufacturing Corporation (USM).

The historic 1.2 million sq. ft. facility in Warren, Michigan, was originally home to the Detroit Arsenal Tank Plant, which was built in 1940 as the first self-contained facility dedicated solely to the production of American military tanks. During World War II, the facility produced a quarter of all tanks built in the United States, and it was a key manufacturing site for successive generations of increasingly sophisticated armored vehicles through 1997.

The facility currently employs nearly 800 people, bringing Dana’s presence in the greater Detroit region to 1,400 people at four facilities.

Dana’s new operation in Warren is located near a number of strategic customers and is about an hour from the Dana World Headquarters and Technology Center near Toledo, Ohio. This close proximity will provide the plant with rapid access to the company’s technical expertise and advanced operating and quality systems.

The addition of the USM operations also:

∎	strengthens the supply chain for several of Dana’s most strategic customers and programs while transitioning significant purchased content to vertically integrated supply;
∎	increases Dana’s revenue from passenger and commercial-vehicle manufacturers;
∎	provides Dana with intellectual property and proprietary manufacturing processes that strengthen the company’s existing portfolio of lightweighting innovations, which assist customers in achieving sustainability and fuel-efficiency objectives; and
∎	secures capacity to accommodate existing program uplifts and expanded product applications in new market segments.

“The acquisition of USM’s Warren operation is a perfect fit with Dana’s strategy to manufacture in close geographic proximity to our customers,” said James Kamsickas, Dana president and CEO. “This plant will produce products for several of Dana’s most strategic customers within the region, continuing our company’s sharp focus on customer centricity and helping automakers achieve their sustainability and fuel-efficiency goals.”

About Dana Incorporated

Dana is a world leader in highly engineered solutions for improving the efficiency, performance, and sustainability of powered vehicles and machinery. Dana supports the passenger vehicle, commercial truck, and off-highway markets, as well as industrial and stationary equipment applications. Founded in 1904, Dana employs approximately 27,000 people in 34 countries on six continents who are committed to delivering long-term value to customers. The company reported sales of more than $5.8 billion in 2016. Forbes Magazine has again selected Dana as one of America’s 100 Most Trustworthy Companies. Based in Maumee, Ohio, the company’s operations were selected as a 2017 “Top Workplace” in Northwest Ohio and Southeast Michigan by The (Toledo) Blade. For more information, please visit dana.com.

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